EXHIBIT 10.1.2

THIRD AMENDMENT TO LEASE AGREEMENT

THIS THIRD AMENDMENT TO LEASE AGREEMENT (hereinafter referred to as this "Third Amendment") is entered into by and between TEACHERS CONCOURSE, LLC, a Delaware limited liability company (hereinafter referred to as "Landlord"), and SIMMONS BEDDING COMPANY, a Delaware corporation f/k/a Simmons Company, a Delaware corporation (hereinafter referred to as "Tenant"), and shall be effective as of October 1, 2008.

W I T N E S S E T H:

WHEREAS,  Tenant and Concourse I Ltd., a Georgia limited partnership (hereinafter referred to as "Concourse I"), entered into that certain Lease Agreement, dated April 25, 2000 (hereinafter referred to as the "Original Lease"), as amended by that certain First Amendment to Lease by and between Tenant and Concourse I, dated July 20, 2000 (hereinafter referred to as the "First Amendment"), and as amended by that certain Second Amendment to Lease by and between Tenant and Landlord, as the successor-in-interest to Concourse I, dated October 6, 2006 (hereinafter referred to as the "Second Amendment"; the Original Lease, as amended by the First Amendment and the Second Amendment, is hereinafter sometimes collectively referred to as the "Lease"), pursuant to which Tenant leased certain premises known as Suite 700 and Suite 770 on the seventh (7th) floor and Suite 800 on the eighth (8th) floor of the building presently known as "Corporate Center I" located at One Concourse Parkway, Atlanta, Georgia 30328 (hereinafter referred to as the "Building"), which premises are more particularly described in the Lease (hereinafter referred to as the "Premises");

WHEREAS, Landlord and Tenant desire to amend the Lease to extend further the term of the Lease and to provide for certain other related matters, as are more particularly set forth herein.

NOW, THEREFORE, for and in consideration of Ten and No/100 Dollars ($10.00), the mutual covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree to amend the Lease as follows:

1.           Defined Terms.  Capitalized terms used herein, unless otherwise defined herein, shall have the meanings given such terms in the Lease, except, however, that capitalized terms used in this Third Amendment that are defined in Exhibit B-3 hereto shall have the meanings given such terms in said Exhibit B-3.

2.           Term. Effective as of October 1, 2008, the Term of the Lease is extended for a period of sixty-six (66) months, commencing on October 1, 2011 and continuing through and including a new term Expiration Date of March 31, 2017.

3.           Terms of the Lease.  The lease of the Premises shall be pursuant to all of the terms and conditions of the Lease as in effect from time to time; provided, however, that Landlord and Tenant hereby agree that the Lease shall be amended as follows:

a.           Paragraph 2. Rent.  On and after October 1, 2008, Monthly Rental for the Premises shall be payable to Landlord pursuant to Paragraph 2 of the Lease at P.O. Box 402852, Atlanta, Georgia 30384-2852 or at such other place Landlord designates, without notice, demand, deduction or setoff, in the following amounts:

Period	Base Rent (per rentable square foot per annum)	Annual Rental	Monthly Rental
10/01/08-09/30/09	$22.00	$1,275,801.96	$106,316.83
10/01/09-09/30/10	$22.55	$1,307,697.00	$108,974.75
10/01/10-09/30/11	$23.11	$1,340,172.00	$111,681.00
10/01/11-09/30/12	$23.69	$1,373,806.80	$114,483.90
10/01/12-09/30/13	$24.28	$1,408,021.44	$117,335.12
10/01/13-09/30/14	$24.89	$1,443,396.00	$120,283.00
10/01/14-09/30/15	$25.51	$1,479,350.40	$123,279.20
10/01/15-09/30/16	$26.15	$1,516,464.60	$126,372.05
10/01/16-03/31/17	$26.80	$1,554,158.76	$129,513.23

b.           Paragraph 3.  Reimbursement for Increases in Operating Costs.

(i)           On and after January 1, 2010, Tenant, in addition to Monthly Rental payable with respect to the Premises, shall pay, as additional rental, Tenant’s Share of increases in the Operating Costs for any calendar year during the Term of the Lease, as modified hereby (commencing with calendar year 2010), over the "Initial Operating Costs," which shall be the actual Operating Costs incurred by Landlord in calendar year 2009, as adjusted pursuant to the terms of the Lease.

(ii)           Notwithstanding anything in the Lease, as amended hereby, to the contrary, for purposes of determining Tenant's Share of Operating Costs for any calendar year during the Term of the Lease, from and after January 1, 2010, Operating Costs shall not include the amount by which "controllable" Operating Costs for such calendar year exceed the product of such "controllable" Operating Costs for calendar year 2009 multiplied by 106% compounded annually from calendar year 2009. By way of illustration and not limitation, the "cap" on "controllable" Operating Costs for purposes of determining Tenant's contribution thereto, in 2011 would be 1.1236 times the comparable "controllable" Operating Costs for calendar year 2009, and in 2012 would be 1.191 times the comparable "controllable" Operating Costs for calendar year 2009. For the purposes of this subparagraph, "controllable" Operating Costs shall mean all Operating Costs within the reasonable control of Landlord, but specifically does not include taxes, utilities, insurance costs, capital expenditures, costs to the extent directly affected by an increase in the minimum wage (such as wage increases for non-minimum wage earners, such as security guards, resulting from minimum wage increases) and reasonable costs incurred to comply with any legal requirements enacted after October 1, 2008.

c.           Subparagraph 3 (h). Tenant's Audit Rights.  On and after October 1, 2008, the first five (5) sentences of subparagraph 3(h) of the Lease shall be deleted in their entirety, and the following new sentences shall be inserted in lieu thereof:

"Tenant shall have the right to inspect Landlord's books and records pertaining to Operating Costs by delivering written notice to Landlord within two hundred seventy (270) days after Tenant's receipt of Landlord's Statement for the prior calendar year (the "Inspection Notice"). Upon receipt of the Inspection Notice, Landlord shall instruct its property manager at the Building to meet with a designated employee of Tenant ("Tenant's Representative") to review Landlord's books and records pertaining to Operating Costs. Tenant shall conduct and complete such inspection with notice of the results thereof delivered to Landlord within sixty (60) days after delivery of Tenant's Inspection Notice.  If Tenant does not complete such inspection within such sixty (60) day period, Tenant rights under this subparagraph 3(h) to inspect and audit Landlord's books and records for the calendar year in question shall terminate and be of no further force or effect. If, after such inspection, Tenant disputes any such Operating Costs, Tenant shall specifically identify such disputed Operating Costs in writing to Landlord. If Landlord and Tenant are unable to resolve such dispute within sixty (60) days after Landlord's receipt of Tenant's notice of disputed items, then Tenant shall notify Landlord if it wishes to employ an independent, reputable certified public accounting firm having at least ten (10) years experience in auditing operating costs incurred in office buildings in Atlanta, Georgia, and in no event compensated on a contingent fee or bonus basis ("Acceptable Accountants"), to audit Landlords books and records for the Buildings with respect to the disputed items. If Tenant does not so notify Landlord within such thirty (30) day period, Tenant's right under this subparagraph 3(h) to audit Landlord's books and records for the calendar year in question shall terminate and be of no further force or effect."

c.           Paragraph 29. Parking Arrangements.  On and after October 1, 2008, the parking ratio for unreserved parking spaces set forth in the first (1st) sentence of Paragraph 29 of the Lease shall be amended to be 4.0 unreserved parking spaces per 1,000 rentable square feet and the third (3rd) grammatical sentence of said Paragraph 29 of the Lease shall be deleted in its entirety, and the following new sentences shall be inserted at the end of Paragraph 29:

"As part of and not in addition to the ratio of unreserved parking spaces provided hereinabove, Landlord shall provide a total of fifteen (15) reserved monthly parking spaces for use by Tenant in the parking facility serving the Building (hereinafter referred to as the "Garage"), provided that Landlord shall have the right, at any time, in Landlord's sole discretion, to relocate such spaces within the Garage.  Such parking spaces shall be provided to Tenant at the rate of Fifty and No/100 Dollars ($50.00) per space per month, as said rate may be adjusted from time to time by Landlord or by the operators of the Garage at their discretion; provided that such rate is consistent with reserved monthly parking rates in the Project; and, provided further, however, that eleven (11) of such monthly reserved parking spaces shall be provided to Tenant during the Lease Term, as extended hereby, free of charge.  If Tenant elects to take the four (4) reserved monthly spaces (provided that such reserved monthly parking spaces are available), Tenant shall pay such monthly charges to Landlord or to the operators of the Garage, as Landlord directs, on or before the first (1st) day of each calendar month throughout the Lease Term, as extended hereby, and Tenant shall abide by and comply with any and all rules and regulations promulgated by Landlord or the operators of the Garage with respect to such parking spaces. If Tenant fails to timely pay any parking charges, Landlord shall have the right to revoke Tenant's rights to any such Tenant's parking spaces for which Tenant failed to pay the parking fee. Landlord shall use reasonable efforts (which efforts shall not include the expenditure of funds) to enforce the reservation of such reserved spaces. If Tenant does not elect to take or voluntarily releases its rights to all or any one of the four (4) paid reserved parking spaces during the Term of the Lease, as extended hereby, then Tenant may, at its option, within ninety (90) days after said release, request that Landlord reinstate Tenant's rights to all or any one of Tenant's paid reserved parking spaces released by Tenant, and Landlord shall make reasonable efforts to provide such paid reserved parking spaces to Tenant at the prevailing monthly parking rates for such spaces; provided, however, that the provision of such paid reserved parking spaces shall be subject to availability, pursuant to both present and future leases and other contractual obligations of Landlord. The parking spaces described in this Paragraph 29, and Tenant's rights thereto, shall not be assignable or transferable by Tenant."

d.           Paragraph 39. Exculpation of Landlord.  On and after October 1, 2008, the Lease is hereby amended by deleting Paragraph 39, Exculpation of Landlord, of the Original Lease in its entirety, and by inserting the following new Paragraph 39 in lieu thereof:

"39.	EXCULPATION OF LANDLORD.

TENANT AGREES THAT TENANT SHALL LOOK SOLELY TO LANDLORD'S INTEREST IN THE BUILDING, THE PROPERTY AND LANDLORD'S PERSONAL PROPERTY USED IN CONNECTION THEREWITH ("LANDLORD'S PERSONAL PROPERTY") FOR THE SATISFACTION OF ANY CLAIM, JUDGMENT OR DECREE AGAINST LANDLORD BASED UPON ANY DEFAULT HEREUNDER (A "TENANT CLAIM"), AND NO OTHER PROPERTY OR ASSETS OF LANDLORD, ITS SUCCESSOR OR ASSIGNS, OR ANY PARTNER, MEMBER, MANAGER, SHAREHOLDER OR OTHER BENEFICIAL OWNER OF ANY INTEREST IN LANDLORD, OR ANY PARTNER, MEMBER, MANAGER, SHAREHOLDER OR OTHER BENEFICIAL OWNER OF ANY SUCH BENEFICIAL OWNER, SHALL BE SUBJECT TO THE LEVY, EXECUTION OR OTHER ENFORCEMENT PROCEDURE FOR THE SATISFACTION OF ANY SUCH TENANT CLAIM. FOR PURPOSES OF THIS PARAGRAPH, AND SUBJECT TO THE EXCEPTIONS SET FORTH BELOW, "INTEREST IN THE BUILDING, THE PROPERTY AND LANDLORD'S PERSONAL PROPERTY" SHALL MEAN, AND TENANT MAY SATISFY ANY TENANT CLAIM FROM (I) LANDLORD'S RIGHT, TITLE AND INTEREST IN THE BUILDING, THE PROPERTY AND LANDLORD'S PERSONAL PROPERTY, INCLUDING NET RENTAL INCOME (AFTER DEDUCTING ALL OPERATING COSTS OF THE BUILDING INCLUDING PAYMENT OF ANY MORTGAGE) AND NET PROCEEDS FROM A SALE RECEIVED BY LANDLORD AFTER THE DATE LANDLORD HAS BEEN FOUND LIABLE FOR SUCH TENANT CLAIM BY A COURT OF COMPETENT JURISDICTION AND THE SAME IS NOT APPEALABLE BY LANDLORD ("CLAIM DATE"), (II) ANY NET INSURANCE OR CONDEMNATION PROCEEDS RECEIVED BY LANDLORD BECAUSE OF DAMAGE OR CONDEMNATION TO OR OF THE BUILDING, THE PROPERTY AND LANDLORD'S PERSONAL PROPERTY AFTER THE CLAIM DATE, AND (III) LANDLORD'S RIGHT, TITLE AND INTEREST IN ANY GROUND LEASE, OR MASTER LEASE OR OTHER LEASE OF THE BUILDING HAVING LANDLORD AS THE TENANT THEREUNDER. NOTHING IN THIS PARAGRAPH SHALL BE INTERPRETED TO MEAN THAT TENANT CANNOT BE AWARDED SPECIFIC PERFORMANCE OR INJUNCTIVE RELIEF. NO HOLDER OR BENEFICIARY OF ANY MORTGAGE OR DEED TO SECURE DEBT ON ANY PART OF THE PROPERTY SHALL HAVE ANY LIABILITY TO TENANT HEREUNDER FOR ANY DEFAULT OF LANDLORD UNLESS ANY WRITTEN AGREEMENT BETWEEN TENANT AND SUCH HOLDER OR BENEFICIARY SHALL PROVIDE OTHERWISE. FOR THE PURPOSES OF THIS PARAGRAPH, THE "NET PROCEEDS" FROM A SALE OR OF INSURANCE OR CONDEMNATION SHALL MEAN THE GROSS PROCEEDS RECEIVED BY LANDLORD, LESS IN EACH INSTANCE THE REASONABLE COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEY'S FEES AND EXPENSES) PAID OR INCURRED IN CONNECTION WITH COLLECTION OF SUCH PROCEEDS, AND LESS ANY AMOUNT APPLIED TO ANY INDEBTEDNESS ENCUMBERING THE PROPERTY OR BUILDING OR (IN THE CASE OF INSURANCE OR CONDEMNATION PROCEEDS) THE RESTORATION OR REPAIR OF THE PROPERTY, BUILDING OR PREMISES. IF THE PROPERTY IS SOLD DURING THE PENDENCY OF A TENANT CLAIM, TENANT SHALL HAVE THE RIGHT TO LOOK TO THE NEW LANDLORD'S INTEREST IN THE PROPERTY AS IT EXISTS AT THE TIME OF THE JUDGMENT. LANDLORD AGREES THAT AS A CONDITION PRECEDENT TO THE EFFECTIVENESS OF THE RELEASE IN FAVOR OF LANDLORD SET FORTH ABOVE WITH RESPECT TO ANY TENANT CLAIM WHICH ORIGINATES FROM EVENTS OR CIRCUMSTANCES OCCURRING PRIOR TO A SALE OR TRANSFER OF THE PROPERTY BUT WHICH HAS NOT BEEN REDUCED TO JUDGMENT PRIOR TO SUCH SALE OR TRANSFER, LANDLORD WILL CAUSE THE PURCHASER OR TRANSFEREE OF THE PROPERTY TO ASSUME LANDLORD'S LIABILITY WITH RESPECT TO ALL OBLIGATIONS AND LIABILITIES OF LANDLORD ACCRUING UNDER THE LEASE PRIOR TO THE DATE OF TRANSFER."

e.           Patriot Act.   On and after October 1, 2008, the Lease is hereby amended by inserting the following new Paragraph 47 at the end thereof:

"47.           PATRIOT ACT.

Tenant (which for this purpose includes its partners, members, principal stockholders and any other constituent entities (i) has not been designated as a "specifically designated national and blocked person" on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, <http://www.treas.gov/ofac/t11sdn.pdf> or at any replacement website or other replacement official publication of such list; (ii) is currently in compliance with and will at all times during the term of the Lease (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto; and (iii) has not used  and will not use funds from illegal activities for any payment made under the Lease."

4.           Tenant Improvements.

a.           Tenant accepts the Premises in its "AS IS, WHERE IS" condition, "WITH ALL FAULTS" and without any warranties or representations whatsoever, and Landlord shall have no obligation to perform any work with respect to the Premises, or to provide any allowances with respect thereto, except as otherwise hereinafter expressly provided in this Paragraph 4. Any additions, alterations, improvements or refurbishment to the Premises, such as cabinets, built-ins, telecommunications equipment and related wiring, painting, carpeting and floor covering installed in the Premises and the installation of Tenant's Building standard suite signage (collectively "Tenant Improvements"), shall be performed subject to and in accordance with the provisions of this Paragraph 4 and Exhibit B-3, attached hereto and incorporated herein by this reference. Tenant acknowledges that the Premises were previously improved for occupancy, and all improvements existing on October 1, 2008 shall be left in place by Landlord and shall be available for reuse or shall be demolished by Tenant as part of the total cost of the Tenant Improvements to the Premises for which Tenant is responsible under the Lease and this Third Amendment. Landlord shall provide an allowance (the "Allowance") to Tenant for the purpose of paying a portion of the Tenant Improvement Costs (as defined in Exhibit B-3) respecting the Premises in the amount of One Million One Hundred Fifty-Nine Thousand Eight Hundred Twenty and No/100 Dollars ($1,159,820.00) in total. Landlord agrees to contribute the Allowance toward the Tenant Improvement Costs (as defined in Exhibit B-3) and Tenant's Work in accordance with the provisions of Section 5.01 of said Exhibit B-3 (the Tenant Improvement Costs shall include, without limitation, the space designer, architect, engineer, interior design and other professionals and design specialists fees incurred by Landlord or Tenant in connection with the Tenant Improvements, any project-management related expenses, and Landlord's construction supervision fee). If the entire Allowance is not exhausted in constructing the Tenant Improvements on or before September 30, 2010, then the unused and remaining portion not to exceed Three Hundred Forty-Seven Thousand Nine Hundred Forty-Six and No/100 Dollars ($347,946.00) may be used by Tenant as a credit against Monthly Rental next coming due and payable under the Lease, as amended hereby, after completion of the Tenant Improvements; provided, however, that Tenant may utilize such portion of the Allowance not to exceed Three Hundred Forty-Seven Thousand Nine Hundred Forty-Six and No/100 Dollars ($347,946.00) as a credit against Monthly Rent next coming due and payable under the Lease until exhausted at any time after January 1, 2009 without regard to completion of construction of the Tenant Improvements.

b.           Notwithstanding anything in subparagraph 4.a. above to the contrary, Tenant shall have the one-time right and option to request that Landlord perform an inspection of the HVAC system serving the Premises by providing Landlord with written notice of such election on or before January 1, 2010. Within sixty (60) days after receipt of Tenant's written notice requesting such inspection (provided, however, that such 60-day period may be extended as a result of casualty to the Premises or the HVAC system or rapid changes in the environment for a reasonable period of time to allow the HVAC system to equilibrate to the environment or to repair any such casualty), Landlord shall, at its sole cost and expense, contract with an independent, licensed third-party engineer (i) to perform an inspection of the HVAC system serving the Premises to determine if said HVAC system is maintaining levels of carbon dioxide, carbon monoxide, airborne particulates and relative humidity in the Premises within the levels or acceptable deviations set forth in Standard 62.1-2004 published by the American Society of Heating, Refrigerating, and Air Conditioning Engineers, Inc. (ASHRAE) (the "Air Quality Standards") and (ii) to visually inspect the Premises for mold resulting from roof leaks. If it is determined by such inspection that the HVAC system serving the Premises is not maintaining acceptable indoor air quality pursuant to such Air Quality Standards or that mold is visible in the Premises and same was not caused by Tenant or persons acting by, under or through Tenant (in which case Tenant shall be responsible for the costs and expenses associated with the remediation described hereinbelow), then Landlord, at Landlord's sole cost and expense, shall (i) if the air quality does not meet the Air Quality Standards, undertake reasonable measures to bring the air quality within the Premises into substantial compliance with the Air Quality Standards and (ii) if mold is visible in the Premises, remove such mold, within the time frames and parameters required by applicable law and, if no laws apply, within a reasonable period of time. Tenant shall use reasonable good faith efforts to cooperate with Landlord in the performance of any such remediation. Tenant further acknowledges and agrees that the air quality in the Premises may be caused to fall below the Air Quality Standards as a result of, among other things, Tenant's failure to maintain the occupancy levels set forth in the Lease and any impact on the air quality within the Premises resulting therefrom shall be deemed to be caused by Tenant.

5.           Deleted Provisions.  Effective as October 1, 2008, the following provisions shall be deleted in their entirety:

a.           Special Stipulation No. 3 of the Original Lease ("Renewal Option");

b.           Special Stipulation No. 5 of the Original Lease ("Expansion Right");

c.           Special Stipulation No. 6 of the Original Lease ("Early Termination Right");

d.           Paragraph 4 of the Second Amendment ("First Offer Allowance"); and

e.           Paragraph 6 of the Second Amendment ("Tenant's Early Termination Right").

6.           Contraction Option.  Landlord grants Tenant the one-time right to contract the Premises during the Term of the Lease, as extended hereby (the "Contraction Option"), subject to and accordance with the following terms and conditions:

a.
Provided Tenant is not in default under the Lease beyond any applicable notice and cure periods, Tenant shall have the one-time right by delivering written notice (the "Contraction Notice") to Landlord on or before June 30, 2009 (the "Contraction Notice Deadline") to return possession of that certain space known as Suite 700 having eight thousand nine hundred ninety-six (8,996) rentable square feet and more particularly shown as "Suite 700" on Exhibit C-3 attached hereto and incorporated herein by this reference ("Suite 700"). This Contraction Option shall be applicable to the entire portion of Suite 700 and may only be exercised with respect to the entire portion of Suite 700.

b.
As a condition precedent to any release of Suite 700 pursuant to the provisions of this Paragraph 6, Tenant must have delivered to Landlord, together with its Contraction Notice, a contraction payment in the amount of Five Hundred Thousand Three Hundred Eighty-Four and 41/100 Dollars ($589,384.41) in readily available U.S. funds (the "Contraction Payment"). Failure by Tenant to deliver the Contraction Notice (accompanied by payment of such Contraction Payment) on or before the Contraction Notice Deadline shall mean that Tenant shall have waived Tenant's right to release Suite 700 pursuant to this Paragraph 6.

c.
If Tenant duly and timely delivers the Contraction Notice to Landlord, together with the Cancellation Payment, on or before the Contraction Notice Deadline, such contraction shall be effective as of December 31, 2009 (the "Release Date").

d.
If Tenant duly and timely delivers the Contraction Notice, together with the Contraction Payment, then from and after the Release Date, (i) all references in the Lease to the "Premises" shall be deemed to refer to the Premises, as contracted, (ii) Landlord and Tenant shall account between themselves for all Monthly Rental, additional rental and other charges as provided for in the Lease with respect to Suite 700, (iii) Tenant shall have no further rights or obligations arising out of or related to the Lease with respect to Suite 700, except those that by their express terms survive the expiration or sooner termination of the Lease, and (iv) Suite 700 shall be released from the Lease.

e.
Tenant shall surrender Suite 700 to Landlord in accordance with the terms and provisions therefor set forth in the Lease on or before the Release Date, the same as if the Release Date were the Expiration Date of the Term of the Lease with respect to Suite 700. Thereafter, Tenant shall have no further right, claim or interest with respect to Suite 700 and shall remove all its equipment and property therefrom. Any property not removed prior to the Release Date shall be deemed abandoned, and Landlord shall be authorized to retain such property, or any portion thereof, as Landlord's own property or to dispose of such property in any manner Landlord deems appropriate, in Landlord's sole discretion. Tenant shall remain liable for any and all cost relating to any removal or disposition of any such property and releases Landlord of any and all liability in connection therewith. Tenant acknowledges that Landlord has relied and will rely on Tenant's covenants set forth in this subparagraph in entering into a new lease with a third party with respect to Suite 700 and in performing Landlord's obligations under such new lease. If Tenant fails to vacate Suite 700 on or before the Release Date after providing a Contraction Notice, Tenant shall be required to pay rental for Suite 700 at a rate of one hundred ten percent (110%) of the Rent provided for in the Lease as of the Release Date for each calendar month that Tenant remains in occupancy of Suite 700. Notwithstanding anything in this Third Amendment to the contrary, Tenant shall remain obligated to pay Rent with respect to Suite 700 for the period prior to the Release Date.

f.	Tenant's Share shall be adjusted to reflect the release of Suite 700.

g.	At least thirty (30) days before the Release Date, Landlord and Tenant agree to enter into an amendment to the Lease to document the exercise of this Contraction Option.

h.           Notwithstanding anything in this Paragraph 6 to the contrary, Tenant shall have no right to exercise this Contraction Option under this Paragraph 6 at any time after which either (i) a default occurs with respect to Tenant under the Lease and remains uncured beyond any applicable notice and cure periods under the Lease or (ii) the Lease is not in full force and effect.

7.           Expansion Option.  Landlord grants Tenant an ongoing option to lease additional space in the Building (the "Expansion Option") during the initial Term of the Lease, as amended by this Third Amendment, subject to and in accordance with the following terms and conditions:

a.           The space that is subject to Tenant's Expansion Option shall be any space located in the Building, as such space becomes available for Lease.

b.           If Tenant desires to expand the Premises, Tenant shall in good faith deliver a written notice (the "Expansion Notice") to Landlord stating Tenant's desire to lease all or a portion of the Expansion Space and the amount of such space desired by Tenant  on or before September 30, 2013, which notice may not be delivered to Landlord more than one (1) time per calendar quarter. Landlord shall, within thirty (30) days (the "Search Period") after receipt of Tenant's Expansion Notice, designate by written notice (the "Designation Notice") to Tenant space in the Building meeting Tenant's space requirements that is available for lease by Tenant (such space being hereinafter referred to as the "Expansion Space"). If no such space meeting Tenant's space requirements is available for lease by Tenant during such Search Period, then Landlord shall so indicate to Tenant in the Designation Notice and the Lease shall remain in full force and effect, subject to Tenant's right to submit subsequent requests for additional space in accordance with the terms of this Paragaph 7. If any Expansion Space is designated by Landlord to Tenant in Landlord's Designation Notice within such Search Period, Tenant may select, at Tenant’s option, any one or more of the options presented by Landlord in the Designation Notice by written notice (the "Acceptance Notice") delivered to Landlord within ten (10) days after receipt of Landlord's Designation Notice.

 c.            If Tenant duly and timely delivers its Acceptance Notice to Landlord in accordance with Paragraph 7.b., then the following terms and conditions shall apply to the lease of the Expansion Space selected by Tenant in its Expansion Notice:

i.           The Term of the lease of the Expansion Space shall commence on the earlier to occur of (i) four (4) months after delivery of the Expansion Space by Landlord to Tenant or (ii) the date Tenant occupies all or any portion of the Expansion space for the purpose of conducting business therefrom, but in no event later than October 1, 2014 (such date being the "Expansion Space Commencement Date");

ii.           Monthly Rental, additional rental and all other sums and charges imposed under the Lease with respect to the Expansion Space shall commence to accrue on the Expansion Space Commencement Date;

iii.           The Expansion Space shall become part of the Premises and shall be leased to Tenant for the remaining portion of the Term of the lease of the Premises upon the terms and conditions (including, without limitation, the same Base Rental rate per rentable square foot and the same "Initial Operating Costs") as then and thereafter in effect from time to time under the Lease for the balance of the Premises, except as otherwise expressly provided in this subparagraph c.;

iv.           Tenant improvements to the Expansion Space shall be designed and installed in accordance with the same procedures and conditions as are set forth in Exhibit B-3 hereto; except that the Allowance per rentable square foot with respect to the Expansion Space shall be equal to the product of Twenty and No/100 Dollars ($20.00) and a fraction, the numerator of which is the number of full calendar months, plus the fraction of any partial calendar months, remaining in the initial Term of the Lease, as amended by this Third Amendment, measured from the Expansion Space Commencement Date, and the denominator of which is one hundred two (102).

v.           Tenant's Share shall be adjusted to reflect Tenant's lease of the Expansion Space.

vi.           Landlord and Tenant agree to enter into an amendment to the Lease to document the exercise of the Expansion Option within thirty (30) days after Landlord's receipt of the Acceptance Notice.

d.            If Tenant does not duly and timely deliver its Expansion Notice to Landlord on or before September 30, 2013, then this Expansion Option and Tenant's rights to the Expansion Space shall terminate and be of no further force or effect.

e.            For purposes of this Expansion Option, space in the Building shall be deemed "available for lease" only if (w) it is not a common area, (x) it is not the subject of any lease, license or other occupancy agreement with a third party, (y) it is not encumbered by any rights or options in favor of a tenant other than Tenant, and (z) it is not the subject of a bona fide written letter of intent to lease between Landlord and a third-party tenant prospect for such space.

f.            Notwithstanding anything in this Paragraph 7 to the contrary, Tenant shall have no right to exercise this Expansion Option under this Paragraph 7 at any time after which (i) a default has occurred with respect to Tenant under the Lease and remains uncured beyond applicable notice and cure periods, (ii) the Lease is not in full force and effect, (iii) Tenant has assigned the Lease, except as otherwise expressly provided in Section 12(c) of the Lease, or has entered into a sublease with respect to more than forty percent (40%) of the Premises or (iv) Tenant is in default beyond any applicable notice and cure periods under any other written agreement with Landlord respecting the Project.

8.           Cancellation Option.  Tenant shall have the one-time option to terminate the Lease (the "Cancellation Option") as of September 30, 2014 (the "Cancellation Effective Date") by providing Landlord with written notice of such option election (the "Cancellation Notice").  Such Cancellation Notice shall be effective only if it is delivered to Landlord on or before September 30, 2013 (the "Cancellation Notice Deadline").  If Tenant has not delivered its Cancellation Notice to Landlord on or before the Cancellation Notice Deadline, this Cancellation Option shall terminate and be of no further force or effect, and Tenant shall have no right or option to terminate the Lease pursuant to this Paragraph 8 at any time after the Cancellation Notice Deadline. As a condition to any cancellation of the Lease by Tenant pursuant to the provisions of this Paragraph 8, Tenant must pay to Landlord simultaneously with the delivery to Landlord of the Cancellation Notice an amount as a cancellation fee (the "Cancellation Payment") equal to Nine Hundred Twenty-Nine Thousand Three Hundred Eighty-Eight and 61/100 Dollars ($929,388.61). The Cancellation Payment shall be increased or decreased, as the case may be, to reflect any expansion or contraction of the Premises by an amount equal to the unamortized portion of any fees, costs, commissions, allowances, costs and expenses incurred by Landlord in consummating any such expansion or contraction, including, without limitation, any improvement or other allowances, concessions, rent abatement, brokerage commissions and legal fees attributable to any expansion or contraction of the Premises (with interest payable in arrears at the rate of eleven percent (11%) per annum). Failure by Tenant to give such written notice terminating the Lease, accompanied by payment of such Cancellation Payment, on or before the Cancellation Notice Deadline shall mean Tenant shall have waived Tenant's right to so terminate pursuant to this Paragraph 8.  If Tenant validly and timely exercises this Cancellation Option, Tenant shall nonetheless continue to be liable for its obligations accruing under the Lease with respect to the Premises up to and including the Cancellation Effective Date, including, without limitation, additional rental, and all such obligations having accrued prior to the Cancellation Effective Date shall survive the termination of the Lease, as amended hereby.  Notwithstanding anything in this Paragraph 8 to the contrary, Tenant shall have no right to exercise the Cancellation Option under this Paragraph 8 at any time after which (i) a default with respect to Tenant has occurred and remains uncured beyond applicable notice and cure periods under the Lease, (ii) the Lease is not in full force and effect or (iii) Tenant is in default beyond any applicable notice and cure periods under any other written agreement with Landlord respecting the Project.

9.           Extension Options.                                           Landlord grants to Tenant two (2) options to extend the Term of the Lease upon and subject to the following terms and conditions:

a.            The period of extension for the first option shall be three (3) years, commencing at 12:01 a.m. Atlanta, Georgia time on the first day following the date specified as the Expiration Date of the Lease and ending at midnight Atlanta, Georgia time on the third (3rd) anniversary of the Expiration Date (such option being hereinafter referred to as the "First Extension Option" and its period hereinafter referred to as the "First Extension Period"), and the period of extension for the second option shall be three (3) years, commencing at  12:01 a.m. Atlanta, Georgia time on the first day following the last day of the First Extension Period and ending at midnight Atlanta, Georgia time on the day immediately preceding the sixth (6th) anniversary of the Expiration Date (such option being hereinafter referred to as the "Second Extension Option" and its period hereinafter referred to as the "Second Extension Period") (the First Extension Option and the Second Extension Option are sometimes hereinafter referred to, collectively, as the "Extension Options" and, individually, as an "Extension Option"; and the First Extension Period and the Second Extension Period are sometimes hereinafter referred to, collectively, as the "Extension Periods" and, individually, as an "Extension Period").

b.            Tenant must exercise the First Extension Option by written notice to Landlord given at least two hundred seventy (270) days but not more than three hundred sixty-five (365) days before the Expiration Date (hereinafter referred to as the "First Extension Option Notice").  Tenant must exercise the Second Extension Option by written notice given at least two hundred seventy (270) days but not more than three hundred sixty-five (365) days before the end of the First Extension Period (hereinafter referred to as the "Second Extension Option Notice"; the First Extension Option Notice and the Second Extension Option Notice are sometimes herein referred to, generically, as an "Extension Option Notice").  If Tenant fails timely to give the First Extension Option Notice, both the First Extension Option and the Second Extension Option shall lapse unexercised.  If Tenant fails timely to give the Second Extension Option Notice, the Second Extension Option shall lapse unexercised.

c.           The Extension Option shall be applicable to the entire Premises, as it may have been expanded or contracted from time to time pursuant to the terms of the Lease, and may only be exercised with respect to the entire Premises.

d.            If Tenant duly and timely delivers to Landlord the Exercise Notice prior to the deadline therefor set forth in subparagraph b. above, then the terms and conditions of the Lease in effect as of the Expiration Date shall remain in full force and effect during the Extension Period, except that the annual Base Rental and Allowance per rentable square foot of area of the Premises leased by Tenant during the Extension Period shall be adjusted at the commencement of the applicable Extension Period to the then "Prevailing Market Rate and Allowance" (as hereinafter defined).

e.           For the purposes of this Paragraph 9, "Prevailing Market Rate and Allowance" shall mean the then prevailing market rate and improvement allowance for monthly rental and tenant improvement allowances for arms length leases comparable to the renewal of the Lease for space comparable to the Premises located in the North Central Perimeter market area and for a term equal to the term of the Extension Period, taking into account the then prevailing market concessions, such as free rent, and the creditworthiness of Tenant.  The Prevailing Market Rate and Allowance shall be determined between Landlord and Tenant by mutual agreement; however, if Landlord and Tenant cannot agree, the Prevailing Market Rate and Allowance shall be established in the manner specified for determining Prevailing Market Rate and Allowance contained in subparagraph f. below.

f.           If Landlord and Tenant have not reached an agreement as to the Prevailing Market Rate and Allowance within thirty (30) days after Tenant has exercised the Extension Option, Landlord shall advise Tenant, in writing, of its determination of the Prevailing Market Rate and Allowance, on a per square foot basis, as of the beginning of the Extension Period. Within twenty (20) days after receipt of Landlord's determination of the Prevailing Market Rate and Allowance and Allowance, Tenant shall advise Landlord, in writing, whether or not Tenant accepts or rejects the Prevailing Market Rate and Allowance specified by Landlord.  Failure to accept or reject in writing the Prevailing Market Rate and Allowance specified by Landlord within such 20-day period shall be deemed acceptance by Tenant.  If Tenant rejects the Prevailing Market Rate and Allowance determined by Landlord, Tenant shall specify in such notice Tenant's determination of the Prevailing Market Rate and Allowance, together with Tenant's selection of a real estate appraiser, who shall act on Tenant's behalf in determining the Prevailing Market Rate and Allowance.  Within twenty (20) days after Landlord's receipt of Tenant's selection of a real estate appraiser, Landlord, by written notice to Tenant, shall designate a real estate appraiser, who shall act on Landlord's behalf in the determination of the Prevailing Market Rate and Allowance.  Within thirty (30) days after the selection of Landlord's appraiser, the two appraisers shall render a joint written determination of the Prevailing Market Rate and Allowance.  If the two appraisers are unable to agree upon a joint written determination within said thirty (30) day period, each appraiser shall render his or her own written determination and the two appraisers shall select a third appraiser within such thirty (30) day period.  Within thirty (30) days after the appointment of the third appraiser, the third appraiser shall select one of the determinations of the two appraisers originally selected, without modification or qualification. All appraisers selected in accordance with this subsection shall have at least ten (10) years prior experience in the metropolitan Atlanta, Georgia commercial office leasing market and shall be members of one or more of the National Association of Industrial and Office Properties, American Institute of Real Estate Appraisers, the Atlanta, Georgia Board of Realtors, the State Bar of Georgia or similar professional organization.   If either Landlord or Tenant fails or refuses to select an appraiser, the other appraiser shall alone determine the Prevailing Market Rate and Allowance.  Landlord and Tenant agree that they shall be bound by the determination of Prevailing Market Rate and Allowance pursuant to this subparagraph for purposes of determining the Monthly Rental and Allowance under the Lease for an Extension Period. Landlord shall bear the fees and expenses of its appraiser; Tenant shall bear the fees and expenses of its appraiser; and Landlord and Tenant shall share equally the fees and expenses of the third appraiser, if any.

g.           At least thirty (30) days before the commencement of the applicable Extension Period, Landlord and Tenant agree to enter into an amendment to the Lease to document the exercise of the Extension Option.

h.           Notwithstanding anything in this Paragraph 9 to the contrary, Tenant shall have no right to exercise the Extension Option under this Paragraph 9, nor shall Landlord have any obligation to enter into a lease for an Extension Period with Tenant, at any time after which (i) a default occurs with respect to Tenant under the Lease that remains uncured beyond applicable notice and cure periods, (ii) the Lease is not in full force and effect, (iii) Tenant has assigned the Lease, except as otherwise expressly provided in Section 12(c) of the Lease, or has entered into a sublease of more than forty percent (40%) of the Premises or (iv) Tenant is in default beyond any applicable notice and cure periods under any other written agreement with Landlord with respect to the Project.

           10.           Motion Sensor Light System.  Landlord shall, at its sole cost and expense, retrofit existing manual light switches located in the Premises with Levitron or other similar quality motion sensor switches in accordance with the plans therefor approved by Landlord and Tenant (the "Motion Sensor System"). Landlord shall install the Motion Sensor System in a good and workmanlike manner and deliver same to Tenant in good working order.  Upon completion of the installation of the Motion Sensor System, Tenant shall accept same "AS IS, WHERE IS, WITH ALL FAULTS", except to the extent of any particular motion sensor switches listed on Tenant's punchlist as hereinafter provided. Not later than thirty (30) days after Landlord completes the installation of the Motion Sensor System, Landlord and Tenant shall inspect same to determine if all motion sensor switches are in good working order and to create a reasonable punchlist for any motion sensor switches that are not.  Any motion sensor switches not listed on such punchlist shall be deemed to be in good working order and Tenant shall have no further right to object thereto, except pursuant to the warranty described herein below. Landlord shall endeavor in good faith to complete the repairs to any motion sensor switches listed on said punchlist within a reasonable time. If Tenant fails to participate in such inspection within such thirty (30) day period, the Motion Sensor System shall be deemed to have been delivered in good working order. Landlord shall cause the specifications for the Motion Sensor System to include a requirement for a one (1) year warranty from the contractor as to defects (including latent defects) in workmanship and materials, with such warranty to run from the date of completion of the installation of the Motion Sensor System and to be enforceable by Landlord or Tenant. At the expiration or sooner termination of the Lease, the Motion Sensor System shall be subject to the terms of Paragraph 7(b) of the Lease.

11.           Brokerage Commissions.  Except for Jones Lang LaSalle - Southesast, Inc. ("Broker"), Tenant represents and warrants that it has not retained or consulted with a broker, agent or commission salesperson with respect to the negotiation of this Third Amendment, and that no commissions, fees or compensation of any kind are due and payable in connection herewith to any broker, agent or commission salesperson acting for or on behalf of Tenant, other than to Broker. Tenant agrees to indemnify and hold Landlord harmless from all loss, cost and damage suffered or incurred by Landlord as the result of any breach by Tenant of the representation and warranty contained in this Paragraph 11.  Except for Cousins Properties Services LP, no broker, agent or commission salesperson has represented Landlord in the negotiation of this Third Amendment, and Landlord has agreed to compensate both Broker and Cousins Properties Services LP for their services in accordance with the terms of separate commission agreements between Landlord and Broker, on the one hand, and between Landlord and Cousins Properties Services LP, on the other.

12.           Basic Lease Information. The Basic Lease Information attached to this Third Amendment as Exhibit A-3 is inserted herein to state certain of the terms of the Lease with respect to the Premises for the period commencing October 1, 2008 through the new term Expiration Date.

13.           No Further Amendments; Ratification.  Except as expressly amended herein, all terms and conditions of the Lease remain unamended in full force and effect and are ratified and confirmed by Landlord and Tenant.  In the event of any conflict between the terms and conditions of this Third Amendment and any of the terms and conditions of the Lease, the terms and conditions of this Third Amendment shall control.

[THE REST OF THIS PAGE IS INTENTIONALLY LEFT BLANK]
[SIGNATURES COMMENCE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused their duly authorized officers or partners to execute this Third Amendment as of the dates set forth adjacent to each party's signature block, but with intent to be bound hereby as of October 1, 2008.

LANDLORD:

TEACHERS CONCOURSE, LLC, a Delaware limited liability company

By:  /s/ Elizabeth Andress
Name:  Elizabeth Andress
Title:  Assistant Secretary

Date executed by
Landlord:________________, 200__

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[SIGNATURE PAGE TO THIRD AMENDMENT TO LEASE AGREEMENT]

TENANT:

SIMMONS BEDDING COMPANY, a Delaware corporation, f/k/a Simmons Company

By:  /s/ Kristen K. McGuffey
Name:  Kristen K. McGuffey
Title:  EVP General Councel

(CORPORATE SEAL)

Date executed by
Tenant:________________, 200__

By the execution and delivery of this Third Amendment, Tenant has made and shall be deemed to have made a continuous and irrevocable offer to lease the Premises, on the terms contained in this Third Amendment, subject only to acceptance by Landlord (as evidenced by Landlord's signature hereon), which Landlord may accept in its sole and absolute discretion.

Tenant's Federal Employer Identification Number: 13-3875743

Exhibit A-3

CORPORATE CENTER I
BASIC LEASE INFORMATION

Lease Date	Lease Agreement, dated April 25, 2000 (amended by First Amendment, dated July 20, 2000; Second Amendment, dated October 6, 2006; and Third Amendment, dated as of October 1, 2008)

Landlord	TEACHERS CONCOURSE, LLC, a Delaware limited liability company

Tenant	SIMMONS BEDDING COMPANY, a Delaware corporation, f/k/a Simmons Company

Building Name	Corporate Center I

Building Address	One Concourse Parkway
Atlanta, Georgia 30328

Premises	Suite 700, Suite 770 and Suite 800

Extended Lease Term	One Hundred Two (102) months

New Term
Effective Date	October 1, 2008

New Term
Expiration Date	March 31, 2017

Total Building
Rentable Area                                           288,368 square feet

Rentable Area of
Premises                                           57,991 square feet

* Note:                       This Basic Lease Information is only for the portion of the Lease term commencing on October 1, 2008.  It does not address the portion of the Lease term falling prior to that date.

Annual Rental
(per rentable square
10/01/08-09/30/09	$22.00
10/01/09-09/30/10	$22.55
10/01/10-09/30/11	$23.11
10/01/11-09/30/12	$23.69
10/01/12-09/30/13	$24.28
10/01/13-09/30/14	$24.89
10/01/14-09/30/15	$25.51
10/01/15-09/30/16	$26.15
10/01/16-03/31/17	$26.80
foot per annum)

Operating Costs
Base Year                                                      2009

Security Deposit	$0.00

Landlord's Address	For Notices:
485 PROPERTIES, LLC
c/o Cousins Properties Services LP
Five Concourse Parkway
Suite 1200
Atlanta, Georgia 30328-6111
Attn:                      Property Manager

Tenant's Address                                                      For Notices:
SIMMONS BEDDING COMPANY
One Concourse Parkway
Suite 800
Atlanta, Georgia 30328
Attn:                      General Counsel

Tenant's Broker	Jones Lang LaSalle - Southeast, Inc.

Allowance	$1,159,820.00 (one-time only)

Exhibit B-3

WORK AGREEMENT FOR
COMPLETION OF IMPROVEMENTS TO THE PREMISES

Landlord and Tenant executed the within and foregoing Third Amendment for the Premises on the seventh (7th) and eighth (8th) floors of the Building and hereby attach this Work Agreement to said Third Amendment as Exhibit B-3.  In consideration of the mutual covenants herein contained, Landlord and Tenant agree as follows:

ARTICLE 1 - DEFINITIONS

The following terms shall have the meanings described below.  Terms not defined herein shall have the meaning given in the Lease, as amended by the Third Amendment:

Allowance shall mean the amount set forth in Paragraph 4.a. of this Third Amendment.

Base Building Improvements shall mean the Building Standard improvements constructed or installed in the Building.

Building Plans and Specifications shall mean the final drawings and specifications for Base Building Improvements.

Building Standard Materials shall mean such materials described in the Building Plans and Specification or materials of comparable quality substituted therefor by Landlord.

Contractor shall mean the party selected in accordance with Article 3 herein to perform the Tenant Improvements.

Change Order shall mean any alteration, substitution, addition or change to or in the Tenant Space Plans or Tenant Improvement Construction Documents requested by Tenant after the same have been consented to by Landlord.

Completion Date shall mean the date of Substantial Completion of Tenant Improvements under the Tenant Improvement Construction Documents (except Punchlist Items).

Construction Contract shall mean the agreement to be entered between Tenant and Contractor for the construction of the Tenant Improvements.

Punchlist Items shall mean those items not completed in the Premises at the time of the Substantial Completion, as identified in a written list, which do not substantially interfere with Tenant's use or enjoyment of the Premises. Tenant shall be responsible for the timely completion of the punchlist items.

Substantial Completion or Substantially Complete shall be as described in Section 3.05 hereof.

Tenant's Architect shall mean Hendrick Associates, Inc. (d/b/a Hendrick, Inc.) or such other architect selected by Tenant, licensed in the State of Georgia and reasonably approved by Landlord.

Tenant's Costs shall mean the aggregate of (a) all costs and expenses of constructing the Tenant Improvements that are in excess of the Allowance and (b) all costs and expenses related to the design (including any revision and redesign costs) of the Tenant Improvements.

Tenant Improvements shall mean all improvements constructed or installed in or on the Premises in accordance with the Tenant Improvement Construction Documents.

Tenant Improvement Costs shall mean the aggregate cost for the Tenant Improvements, approved by Tenant in accordance with Section 3.01 hereof, together with the cost of any Change Orders as provided in Section 3.04 hereof.

Tenant Improvement Construction Documents shall mean the working drawings, specifications and finish schedules for the Tenant Improvements prepared by Tenant's Architect and consented to by Landlord in accordance herewith.

Tenant Space Plans shall mean the schematic presentation of the Premises prepared by Tenant's Architect and consented to by Landlord in accordance herewith.

Tenant's Work shall mean all work in or about the Premises not within the scope of the work necessary to construct the Tenant Improvements, such as (by way of illustration and not limitation) delivering and installing furniture, telephone equipment and wiring and office equipment.

Working Day shall mean the period from 9:00 A.M. until 5:00 P.M. on any Monday through Friday, excluding federal and Georgia state holidays.  By way of illustration, any period described in this Work Letter as expiring at the end of the third (3rd) Working Day after receipt of a document, then: (i) if receipt occurs at 9:01 A.M. on Monday, said period shall expire at 5:00 P.M. on the following Thursday; and (ii) if receipt occurs at 4:59 P.M. on Wednesday, the period shall expire at 5:00 P.M. on the following Monday.

ARTICLE 2.  TENANT SPACE PLANS AND TENANT
IMPROVEMENT PLANS AND SPECIFICATIONS

Section 2.01  Schedule for Preparation

Tenant shall contract with Tenant's Architect for the preparation of the Tenant Space Plans and Tenant Improvement Construction Documents for the Tenant Improvements to be constructed in the Premises, which shall be consented to by Landlord as provided hereinbelow.

1.	Tenant shall cause Tenant's Architect to prepare and deliver to Landlord the Tenant Space Plans.

2.
By the end of the fifth (5th) full Working Day after receipt of the Tenant Space Plans, Landlord shall review and resubmit the same to Tenant and Tenant's Architect, either with Landlord's consent or with Landlord's comments thereto.

3.
After receipt of Landlord's comments to the Tenant Space Plans, Tenant shall use reasonable efforts to cause Tenant's Architect to promptly resubmit to Landlord the Tenant Space Plans with such changes or information as requested by Landlord.

4.
This process described in Section 2.01(2) and (3) shall continue until Landlord has satisfied itself that such proposed Tenant Space Plans are acceptable, but once Tenant Space Plans have been resubmitted to Landlord, Landlord shall confine Landlord's comments thereupon only to the changes made by Tenant's Architect or the changes requested by Landlord to the prior submission of the Tenant Space Plans, but not made by Tenant's Architect.  Once Landlord has satisfied itself that such proposed Tenant Space Plans are acceptable, in accordance with the above, Landlord shall so notify Tenant, and the Tenant Space Plans as so consented to by Landlord shall constitute the final Tenant Space Plans.

5.
After final consent to the Tenant Space Plans, Tenant shall use reasonable efforts to cause Tenant's Architect to promptly prepare and deliver to Landlord the Tenant Improvement Construction Documents.

6.
By the end of the fifth (5th) full Working Day after receipt of the Tenant Improvement Construction Documents, Landlord shall review and promptly resubmit the same to Tenant and Tenant's Architect, either with Landlord's consent or comments thereto.

7.
After receipt of Landlord's comments to the Tenant Improvement Construction Documents, Tenant shall use reasonable efforts to cause Tenant's Architect to promptly resubmit to Landlord the Tenant Improvement Construction Documents with such changes or information as requested by Landlord.

8.
The process described in Section 2.01(6) and (7) shall continue until Landlord is satisfied that such proposed Tenant Improvement Construction Documents are acceptable, but once Tenant Improvement Construction Documents have been resubmitted to Landlord, Landlord shall confine Landlord's comments thereupon only to changes made by Tenant's Architect or the changes requested by Landlord to the prior submission of Tenant Improvement Construction Documents, but not made by Tenant's Architect.  Once Landlord is satisfied that such proposed Tenant Improvement Construction Documents are acceptable in accordance with the above, Landlord shall notify Tenant, and the Tenant Improvement Construction Documents as so consented to by Landlord shall constitute the final Tenant Improvement Construction Documents for the Tenant Improvements.

9.
Any approval or consent by Landlord of any items submitted by Tenant or Tenant's Architect to and/or reviewed by Landlord pursuant to this Work Letter shall be deemed to be strictly limited to an acknowledgment of approval or consent by Landlord thereto and shall not imply or be deemed to imply any representation or warranty by Landlord that the design is safe or structurally sound or will comply with any legal or governmental requirements.  Any deficiency, mistake or error in design (expressly excluding the engineering drawings), although the same has the consent or approval of Landlord, shall be the sole responsibility of Tenant, and Tenant shall be liable for all costs and expenses which may be incurred and all delays suffered in connection with or resulting from any such deficiency, mistake or error in design.

ARTICLE 3.  CONSTRUCTION OF TENANT IMPROVEMENTS

Section 3.01  Pricing of Tenant Improvements

A.           After final approval of the Tenant Improvement Construction Documents, Tenant shall submit the Tenant Improvement Construction Documents to contractors for bid. The prospective bidders for the engagement as "Contractor" shall be four (4), including:

(i)           Choate Construction Company;
(ii)           Cork Howard Construction Company;
(iii)           Humphries Construction Company, Inc.; and
(iv)           Warren Hanks Construction Company.

B.           Tenant shall be responsible for preparing bid instructions to prospective contractors.  Tenant shall receive, qualify and determine the responsiveness of all bids.

C.           Should Tenant desire to seek adjustments of such bids, Tenant shall work promptly with Tenant's Architect and Contractor to alter the Tenant Improvement Construction Documents to cause the price quotation to be acceptable to Tenant and to establish the Tenant Improvement Costs.  Upon determination of the Tenant Improvement Costs and the written approval of the Tenant Improvement Construction Documents by Tenant, Landlord shall give final approval of the same within five (5) Working Days after receipt of request from Tenant, and Tenant shall be authorized to proceed with contracting with Contractor for the construction and installation of the Tenant Improvements in accordance with the Tenant Improvement Construction Documents upon receipt of Landlord's approval.

Section 3.02  Acceptance of Premises.

A.           The Premises are delivered to the Tenant "AS IS, WHERE IS, WITH ALL FAULTS" and without any warranty or representation whatsoever, except as otherwise expressly provided in Paragraph 4 of this Third Amendment.

B.           Tenant hereby acknowledges that Landlord has submitted to Tenant the current "as built" plans for the Premises.

Section 3.03 Construction of Tenant Improvements.

A.           Tenant shall enter into a Construction Contract with Contractor to construct the Tenant Improvements, which Construction Contract shall be subject to Landlord's approval, not to be unreasonably withheld, conditioned or delayed.

B.           All Tenant Improvements shall be constructed and installed by the Contractor; provided, however, that the general contractor selected by Tenant to be the Contractor and all subcontractors shall be subject to the prior approval of Landlord, such approval not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything in this Work Agreement to the contrary, Tenant shall use either Barrett, Woodyard & Associates, Inc. or HESM&A, Inc. to perform all mechanical, electrical and plumbing work.

C.           Tenant shall construct the Tenant Improvements, at its sole cost and expense (subject to payment of Allowance as hereinafter provided), in accordance with the Tenant Improvement Construction Documents  (and any changes thereto approved by Landlord) and in accordance with the following requirements:

1.
All Tenant Improvements shall be constructed and installed in compliance with all applicable governmental codes, laws, ordinances, orders and regulations and otherwise in accordance with the Tenant Improvement Construction Documents. If any Tenant Improvements are required to meet any applicable governmental codes, laws, ordinances, orders, or regulations, Tenant, and not Landlord, shall be responsible for assuring that each and every aspect of the Tenant Improvement Construction Documents comply and conform with all applicable governmental laws, codes, laws, ordinances, orders, and regulations; and approval by Landlord of such Tenant Improvement Construction Documents shall not be deemed Landlord's confirmation or agreement that same so comply or conform with such laws, codes or regulations or otherwise constitute a representation or warranty by Landlord of any kind with respect to the improvements to be constructed pursuant to the Tenant Improvement Construction Documents, including, without limitation as to the merchantability or structural soundness of such improvements or the fitness thereof for any particular purpose.

2.
In connection with the construction of the Tenant Improvements, if required to meet any applicable governmental codes, laws, ordinances, orders, or regulations, Tenant shall file all drawings, plans and specifications, pay all fees and obtain all permits and applications from any authorities having jurisdiction; and Tenant shall obtain a Certificate of Occupancy and any and all other approvals required for Tenant to use and occupy the Premises and to open for business to the public.  Copies of all permits, certificates and approvals shall be forwarded to Landlord promptly after receipt by Tenant.  Tenant shall be responsible for conformance with all codes and ordinances of authorities having jurisdiction over the Tenant Improvements.

3.	[Intentionally omitted].

4.	Tenant and the Contractor shall be required to provide, in addition to the insurance required of Tenant pursuant to the Lease, the following types of insurance:

(1)
Liability Insurance.  At all times during the period of construction of the Tenant Improvements until completion and final acceptance thereof, the Contractor shall maintain in effect comprehensive general liability insurance covering all activities in or about the Premises in amounts not less than $1,000,000 per occurrence for bodily injury and for property damage, together with umbrella liability coverage in an amount not less than $5,000,000.  Such liability insurance shall be on a comprehensive basis including:

(a)	Premises - Operations (including X-C-U);

(b)           Independent contractors protection;

(c)	Products and completed operations (which must be maintained for two (2) years commencing with the issuance of the final certificate of payment);

(d)           Contractual liability;

(e)           Owned, non-owned and hired motor vehicles; and

(f)           Broad form coverage for property damage.

Should the Contractor engage a subcontractor, the same requirement will apply under this agreement to each subcontract, consistent with the Contractor's prudent business practice.

(2)
Workers' Compensation.  At all times during the period of construction of Tenant's Work, Tenant's contractors and subcontractors shall maintain in effect statutory Workers' Compensation as required by the State of Georgia or local county or municipality having jurisdiction.

All insurance policies procured and maintained pursuant to this Section 3.03 shall name Landlord and any lender of Landlord as additional insureds, shall be carried with companies licensed to do business in the State of Georgia reasonably satisfactory to Landlord and shall be non-cancellable except after thirty (30) days [ten (10) days in the case of cancellation for non-payment of premiums] written notice to Landlord.  Such policies or duly executed certificates of insurance with respect thereto shall be delivered to Landlord before the commencement of the Tenant Improvements, and renewals thereof as required shall be delivered to Landlord at least thirty (30) days prior to the expiration of each respective policy term.

5.
Tenant and Landlord shall coordinate the Tenant Improvements and other work being performed by Landlord in the Building, one with another, and with work being performed by other tenants in the Building, so that the Tenant Improvement work will not interfere with or delay the completion of any other construction work in the Building.  Tenant shall conduct its work in such a manner as to maintain harmonious labor relations, and the Contractor and subcontractors engaged by Tenant shall employ persons and means to insure so far as may be possible that the progress of work or other work in the Building will not be stopped due to interruption on account of strikes, work stoppage or similar causes for delay.

6.
No item that would exceed the load bearing capacity of the Building shall be mounted or hung from the interior of the Building in which the Premises is located by Tenant without Landlord's prior written approval.  If Tenant desires to mount or hang anything of this nature, Tenant shall notify Landlord of the loads involved and shall pay all costs involved to modify the structure, if required, following Landlord's review and approval thereof.

7.
During the prosecution of the Tenant Improvements, Tenant shall permit Landlord and Landlord's employees, agents or contractors to install, maintain, repair and replace in the ceiling space and/or under the concrete slab, adjacent to or within demising partitions and free-standing columns, electrical, water or other lines and/or ducts that may be required to service the common areas or other tenants of the Building.

8.
It shall be Tenant's responsibility to cause each of Tenant's contractors or subcontractors to (i) maintain continuous protection of any premises and common areas adjacent to the Premises in such manner (including the use of lights, guard rails and barricades and dustproof partitions where required) as to prevent any injury to persons or damage to the Building or any improvements therein or systems thereof by reason of the performance of Tenant's work and (ii) secure all parts of Tenant's work against accidents, storms and all other hazards.

9.
Contractors and/or subcontractors participating in the Tenant Improvements shall be required to remove and dispose of, at no cost and expense to Landlord, all debris and rubbish caused by or resulting from Tenant's work and, upon completion, to remove all temporary structures, surplus materials, debris and rubbish of whatever kind remaining on any part of the Premises or in proximity thereto which was brought in or created in the performance of the Tenant Improvements.  If at any time Tenant, its contractors and/or subcontractors shall neglect, refuse or fail to remove any debris, rubbish, surplus materials or temporary structures, Landlord, after notice to Tenant and Tenant's failure to cure within ten (10) days after receiving such notice, at its option may remove the same at Tenant's expense, without further notice to Tenant.  Tenant shall pay for all costs of such trash removal.

10.
Tenant and its contractors and subcontractors shall use only the Premises and other portions of the Building reasonably necessary for the completion of the Tenant Improvements.  Entry into areas unrelated to the completion of the Tenant Improvements is prohibited.  Use of passenger elevators by construction personnel is prohibited.

11.
The Contractor shall guarantee that the work done by it and its subcontractors will be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof.  This guarantee as to materials and workmanship with respect to the Tenant Improvements shall be contained in the contract which shall provide that said guarantee shall inure to the benefit of both Landlord and Tenant and shall be directly enforceable by either of them.  Tenant covenants to give to Landlord any assignment or other assurance necessary to effect such right of direct enforcement.

12.
Any approval or consent by Landlord shall in no way obligate Landlord in any manner whatsoever in respect of the finished product designed and/or constructed by Tenant.  Any deficiency in design or construction, although same had prior approval of Landlord, shall be solely the responsibility of Tenant. All material and equipment furnished by Tenant shall be new or like-new and all work shall be done in a workmanlike manner.

13.
Tenant's access to the Premises for the purpose of completing the Tenant Improvements shall at all times be subject to the reasonable control and reasonable restrictions of Landlord and to all of the terms, covenants, provisions and conditions of the Lease, as amended by the Third Amendment.  Landlord shall not be liable in any way for any injury, loss, or damage which may occur to any of the Tenant Improvements or other installations for the space in which such improvements are made, the same being solely at Tenant's risk, unless such injury, loss, or damage is caused by the gross negligence or willful misconduct of Landlord or its employees, agents, or contractors.

14.
All acts of any Tenant's Contractor, subcontractor or supplier are the responsibility of Tenant, and any damage of any nature caused by Tenant or its contractors, subcontractors or suppliers will be governed by Tenant's indemnity clause in the Lease, as amended by the Third Amendment.

D.           Tenant is not authorized to contract for or on behalf of Landlord for work on or the furnishing of materials to the Premises or any other part of the Building.  Tenant shall discharge of record by bond or otherwise within ten (10) days following the filing thereof any mechanic's, materialman's, or similar lien filed against the Premises or the Building for work or materials claimed to have been furnished to or for the benefit of Tenant and/or the Premises.  If Tenant shall fail to cause such lien or claim of lien to be so discharged or bonded within such period, in addition to any other right or remedy it may have, Landlord may, but shall not be obligated to, discharge the same by paying the amount claimed to be due or by procuring the discharge of such lien or claim by deposit in court or bonding, and in any such event, Landlord shall be entitled, if Landlord so elects, to compel the prosecution of any action for the foreclosure of such lien or claim by the lienor or claimant and to pay the amount of the judgment, if any, in favor of the lienor, with interest, costs, and allowances.  Tenant shall pay as additional rental on demand from time to time any sum or sums so paid by Landlord and all costs and expenses incurred by Landlord, including, but not limited to, attorneys' fees in processing such discharge or in defending any such action.  Without limiting the foregoing, Landlord shall also have the right, at its option, to offset any amount so owed by Tenant to Landlord against undisbursed portions of the Allowance.  Further, Tenant agrees to indemnify and hold Landlord harmless from and defend Landlord against any and all claims or liability for any injury or death to any person or damage to any property whatsoever arising from any work or thing whatsoever done by or benefitting Tenant in or about  the Premises or from any breach or event of default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of the Lease, as amended by the Third Amendment, except to the extent caused by the negligence of Landlord, its employees, agents, or contractors.

E.           Landlord shall not have any responsibility whatsoever for any defects in the Tenant Improvements.

Section 3.04  Changes in Plans and Specifications

A.           If at any time after the Tenant Improvement Costs are determined, Tenant desires to make Change Orders, Tenant shall submit to Landlord for approval working drawings and specifications for any and all such desired Change Order.  Landlord shall respond to Tenant, within five (5) Working Days of such request by Tenant.  If Landlord fails to respond to such Change Orders within such five (5) Working Day period, Tenant shall be entitled to submit a written notice to Landlord, which notice, in order to be effective, must contain  the following provision (IN ALL CAPITAL LETTERS) at the top thereof: "ATTENTION!! THIS IS A NOTICE UNDER THE WORK AGREEMENT DESCRIBED HEREIN. FAILURE TO RESPOND WITHIN FIVE (5) WORKING DAYS AFTER YOUR RECEIPT OF THIS NOTICE WILL CONSTITUTE A DEEMED ACCEPTANCE OF THE CHANGE ORDERS HEREIN DESCRIBED." If such notice is effectively given, any failure by Landlord to notify Tenant of its consent or comments to the Change Orders in writing within five (5) Working Days after Landlord's receipt of such  notice shall be deemed an acceptance of the proposed Change Orders presented in Tenant's notice.  If the Change Order has been approved by Landlord, all references in this Work Agreement to the "Tenant Improvement Construction Documents" shall be to the Tenant Improvement Construction Documents, as changed pursuant to this Section 3.04, and all references to "Tenant Improvement Costs" shall include the net aggregate approved cost for the Change Orders determined in this Section 3.04.

B.           If the Change Order and the costs therefor have been approved by Landlord,  Landlord shall have given authorization to Tenant to cause Contractor to proceed with the work of constructing the Tenant Improvements in accordance with the Tenant Improvement Construction Documents as so modified; provided that any changes required by Tenant which constitute a material deviation from the previously approved Tenant Improvement Construction Documents shall be effective only after the approval of Landlord, not to be unreasonably withheld or delayed.

C.           Notwithstanding the foregoing contained in this Section 3.04, Tenant shall have the right to make cosmetic changes to the Tenant Space Plans or the Tenant Improvement Construction Documents, without the necessity of obtaining Landlord's approval, provided that in each instance (i) the change is not related to any mechanical, electrical, plumbing, or structural elements of the Building, (ii) the items subject to such change are not visible from outside of the Premises, (iii) the change does not pertain to a physical change in the construction of the Tenant Improvements such as the relocation of demising walls, and (iv) the change is not a deviation from the Building Standard Materials.

Section 3.05  Completion of Premises

A.           Tenant, at Tenant's sole cost and expense, shall complete the Tenant Improvements in all respects in accordance with the Tenant Improvement Construction Documents.  The Tenant Improvements shall be deemed completed after Tenant shall have delivered to Landlord:

a.
Evidence satisfactory to Landlord that all of the Tenant Improvements have been completed and paid for in full, that any and all liens therefor that have been or might be filed have been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived, and that no security interests relating thereto are outstanding.

b.
A temporary or permanent certificate of occupancy for the Premises issued by the City of Sandy Springs, Georgia which permits occupancy of the Premises, to the extent required by the City of Sandy Springs, Georgia for such Tenant Improvements.

c.	If the Tenant Improvements include more than painting and carpeting, two (2) sets of sepia mylar transparent reproducible "as built" drawings of the Premises.

d.
A certificate from Tenant's Architect or any other person or persons suitable to Landlord certifying that all work performed in the Premises is in accordance with the Tenant Improvement Construction Documents, the Lease, as amended by the Third Amendment, and all applicable laws, ordinances and codes.

e.
If the Tenant Improvements affects or involves the sprinkler system, verification that sprinkler installation is in accordance with the requirements of the State of Georgia, local agencies, and Landlord's insurance underwriter, a final affidavit and lien waiver in form satisfactory to Landlord executed by the Contractor.

ARTICLE 4.  CODE COMPLIANCE:

A.           Tenant shall have responsibility for preparation of the Tenant Improvement Construction Documents  that are in compliance with all applicable governmental requirements relating to construction and the intended use of the Premises.  After Landlord's approval of the Tenant Improvement Construction Documents, Tenant or its contractor shall submit said plans and specifications to all governmental authorities having or exercising jurisdiction over the work described in the Tenant Improvement Construction Documents  for purposes of obtaining all necessary approvals thereto, including, but not limited to building permits.  Any changes which are required to be made to the Tenant Improvement Construction Documents  by any such governmental authority shall be subject to Landlord's approval which shall not be unreasonably withheld.  Tenant shall bear all expenses in connection with such submittal to governmental authorities and obtaining such permits.

B.           If Tenant is unable obtain a building permit or occupancy permit from applicable governmental agencies due to the Tenant Improvements causing the Common Areas (other than restrooms) to not be in compliance with the governing ordinances and codes, then Tenant shall first be obligated to modify the Tenant Improvement Construction Documents  for the Premises, subject to Landlord's approval, in order to overcome the objection or objections raised by the permitting authorities.  If, however, such objection or objections cannot be resolved by a re-design of the Premises due to non-compliance of the Common Areas of the Building with applicable codes, as then enforced, then Landlord shall, within fifteen (15) days of notice thereof from Tenant, commence with correction of any such deficiencies, at Tenant's sole cost and expense.

ARTICLE 5.  PAYMENT OF COSTS

Section 5.01  Allowance for Tenant Improvement Costs

A.           Landlord shall pay the Tenant Improvement Costs up to, but not in excess of, the Allowance.  The Allowance is applicable to the Tenant Improvements.  Once the full amount of the Allowance has been advanced by Landlord, Landlord shall have no further obligation to fund any further amount to or on behalf of Tenant respecting the Tenant Improvements or any other improvements to the Premises.

B.           Landlord agrees to disburse portions of the Allowance to Tenant within thirty (30) days after application by Tenant from time to time, subject to and in accordance with the terms and conditions of this Section 5.01. Landlord shall be entitled to withhold a ten percent (10%) retainage until Tenant has complied with the requirements of Section 3 above. With each request for payment of a portion of the Allowance, Tenant shall submit (i) a true and correct copy of the application for payment by the Contractor for the Tenant Improvements completed to date, including contractor's affidavits and sworn statements evidencing the cost of the Tenant Improvements performed to date with supporting documentation; (ii) partial or final lien waivers with respect to work performed or materials supplied to date in a form approved by Landlord (which approval shall not be unreasonably withheld or delayed); (iii) certification from Tenant and Tenant's Architect to Landlord that the amounts set forth in all contractors' sworn statements are owed to the Contractor for work performed to date and that the Tenant Improvements related thereto has been completed and installed in accordance with the Tenant Improvement Construction Documents; (iv) evidence satisfactory to Landlord that no filings pursuant to O.C.G.A. §44-14-361, et seq have been filed and remain in effect against the Building with respect to the Tenant Improvements; (v) if required by Landlord, delivery of an endorsement to the title insurance policy of Landlord, at Landlord's cost, acknowledging no additional title change or exception objectionable to Landlord attributable to the Tenant Improvements; (vi) delivery of evidence reasonably satisfactory to Landlord that all of the work or materials for which disbursement has been requested have been installed in the Premises as required by the applicable contract documents and that the same are free and clear of all liens, title retention agreements and security interests whatsoever; (vii) delivery of evidence reasonably satisfactory to Landlord that all governmental requirements required to be satisfied by Tenant in connection with the improvements to the Premises as of the date of the disbursement with respect to the Premises have been satisfied.  Landlord shall disburse any retainage held by Landlord upon satisfaction of (A) the foregoing requirements in connection with Tenant's final draw request and (B) the requirements of Section 3 above.

Section 5.02  Tenant's Costs

Tenant shall pay Tenant's Costs, including:

1.	Tenant Improvement Costs (if any) in excess of the Allowance;

2.
The cost of preparing and finalizing all drawings and specifications, and all fees for architects, engineers, interior designers, and other professionals and design specialists incurred by Landlord or Tenant in connection with the Tenant Improvements and may be funded out of the Allowance, to the extent available;

3.
A construction supervision fee equal to two percent (2%) of the hard construction costs associated with the Tenant Improvements.  Such fee shall be paid to Landlord or Landlord's designated agent, and may be funded out of the Allowance, to the extent available.

Section 5.03 Payment of Tenant's Costs

Tenant shall pay to Landlord a prorata portion of the construction supervision fee with each draw request based on the hard construction costs completed.  Failure by Tenant to pay Tenant's Costs in accordance with this Article 5 will constitute a failure by Tenant to pay Rent when due under the Lease, as amended by the Third Amendment.

ARTICLE 6. DESIGNATION OF REPRESENTATIVES

Section 6.01 Landlord's Agent

Landlord hereby designates Bernard Lee to act as its authorized representative on this Work Agreement.  Any response from such person under this Work Agreement shall be the response of Landlord.

Section 6.02 Tenant's Agent

Tenant hereby designates Chrissy Paul to act as its authorized representative on this Work Agreement.  Any response from such person under this Work Agreement shall be the response of Tenant.

Section 6.03 Mutual Cooperation

Landlord's Agent and Tenant's Agent shall cooperate with one another in coordinating Substantial Completion of Tenant's Work, and in controlling and minimizing the time and costs of the Tenant Improvements and Tenant Work.

ARTICLE 7.  ADA COMPLIANCE

Section 7.01 Building

Tenant shall not be obligated to pay for Base Building compliance with the American's with Disability Act ("ADA"), unless such compliance arises out of Tenant's specific use of the Premises and the Building or the Tenant Improvements.

Section 7.02 Tenant's Improvements

Tenant Improvements shall be and Tenant shall cause the Tenant Space Plan to be in compliance with the ADA, to the extent the ADA requirements are applicable and mandatory and are not voluntary (but not mandatory) for such Tenant Improvements.

Exhibit C-3

EXPANSION SPACE

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